EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT: John Sztykiel, CEO, or Jim Knapp, CFO
Spartan Motors, Inc. (517) 543-6400
or
Jeff Lambert, Brian Edwards (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Reports Record 2002 Earnings, Sharply
Higher Fourth-Quarter Sales and Earnings
Strength in motorhome and emergency-rescue markets, operating enhancements drive improved results

CHARLOTTE, Michigan, February 13, 2003 - Fueled by operating improvements and strength in its core RV and emergency-rescue markets, Spartan Motors, Inc. (Nasdaq: SPAR) today reported sharply higher sales and net earnings in the fourth quarter and record net earnings for the year ending Dec. 31, 2002.

The Charlotte, Mich.-based manufacturer of motorhome chassis, fire truck chassis and emergency vehicles said 2002 fourth-quarter net earnings increased 22.7 percent to $2.2 million, or $0.18 per diluted share, compared with net earnings of $1.8 million, or $0.17 per diluted share, in last year's fourth quarter. The 2002 earnings per share results reflect a 16.3 percent increase in weighted average diluted shares over the prior-year period, due primarily to an additional 1.3 million shares outstanding as a result of the exercise of options by Spartan associates over the past year. The 2001 fourth-quarter results include a gain of $116,000, or $0.01 per share, related to the Company's discontinued school bus operation.

Spartan said sales increased 19.0 percent to $63.4 million in the fourth quarter of 2002, compared with sales of $53.3 million in the same period a year ago. Spartan attributed the growth to strong performance at its Spartan Motors Chassis unit, which manufactures custom motorhome and fire truck chassis for original equipment manufacturers. Motorhome chassis sales were up 36.2 percent versus the year-ago quarter, Spartan said.

For the full year, Spartan reported net earnings of $11.7 million, or $0.97 per diluted share, on sales of $259.5 million in 2002, compared with net earnings of $6.1 million, or $0.58 per diluted share, on net sales of $226.3 million in 2001. The results include gains of $0.02 per diluted share in 2002 and $0.01 in 2001 related to the discontinued school bus unit. On a year-over-year basis, Spartan's 2002 net earnings grew 90.9 percent, and earnings per diluted share increased 67.2 percent versus 2001. Operating income improved 58.3 percent, reflecting higher sales, improvements in productivity and increased efforts to manage operating costs, as well as a significant reduction in warranty costs.

"I am pleased with our results, particularly our ability to grow profitably during a sluggish economy," said John Sztykiel, chief executive officer of Spartan Motors. "I am especially pleased to report that our efforts to streamline operations in 2002 resulted in a record-breaking year from a net earnings standpoint.

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"In 2002, we were able to accomplish several key business objectives: We increased sales, improved overall product quality, increased our efficiency, generated cash and strengthened our balance sheet. In sum, we enhanced Spartan Motors' long-term value by executing on our business plan, all while delivering a one-of-a-kind experience to our customers. Each and every one of Spartan's 750 associates deserves credit for our performance and for their contributions to our primary business objective - to make Spartan Motors the most-desired brand and the lowest total-cost producer in its market niches."

Fourth-Quarter Operating Highlights
Spartan Motors said higher sales, increased operating leverage and a substantial reduction in interest expense all contributed to the strong improvement in net earnings versus the year-ago fourth quarter. Spartan said the gains were partially offset by expenses related to new product launches, the ramp up of its new ambulance manufacturing facility in South Carolina and the consolidation of its fire-truck manufacturing units during the fourth quarter of 2002.

Consolidated gross profit increased 15.6 percent to $10.7 million in the fourth quarter of 2002. The Company reported gross margin for the fourth quarter of 2002 was 16.9 percent, compared with 17.4 percent in the fourth quarter of 2001. Spartan attributed the decline in gross margin primarily to the launch of its new Gladiator Evolution fire truck chassis, as well as expenses related to the consolidation of its fire truck unit, which now operates as Crimson Fire. The Company said continued improvement in overall manufacturing efficiency and lower warranty costs helped offset the impact of the chassis launch and Crimson Fire consolidation costs.

Operating income increased 43.5 percent to $3.2 million, reflecting higher sales and continued focus on managing operating expenses. Consolidated operating margin increased to 5.0 percent of sales, compared with 4.2 percent in the fourth quarter 2001, despite higher fourth quarter 2002 investment in R&D and marketing, as well as higher insurance costs, severance costs related to the fire truck consolidation and incentive compensation expense. The Company also reduced its interest expense by 72.7 percent compared with last year, due mostly to Spartan's elimination of its long-term debt. Spartan paid down more than $11.4 million in long-term debt in 2002.

"Our operating improvements over the past two years are encouraging, but that is in the past and we are now focused on 2003," Sztykiel said. "We believe our core markets are strong and will grow over the long-term, but we are cautious about the near-term in these markets, particularly the motorhome market. As such, we have taken a very aggressive stance on managing operating expenses and will further sharpen our focus on operating improvements.

"We have several opportunities to improve efficiency and reduce manufacturing costs in the near term. The consolidation of our fire truck companies into Crimson Fire, the launch of our new fire truck chassis and the ramp up of our new Road Rescue ambulance manufacturing facility represent challenges for the short-term, but opportunities for the long-term. On a company-wide basis, we are also increasing our focus on production efficiency and workflow, reducing waste and managing inventory more effectively."

Spartan Chassis
Spartan Motors said sales of its custom motorhome chassis increased 36.2 percent compared with last year's fourth quarter, reflecting growth in the diesel-pusher segment of the Class "A" RV business. Spartan said sales of its highline motorhome chassis, which feature at least 330 horsepower engines, improved 208.6 percent versus the last year's fourth quarter.

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"The RV industry had a strong year in 2002, despite the overall economy," Sztykiel said. "We were able to outpace the RV market by offering innovative products and superior service. In 2003, we need to leverage our investments in marketing, sales and R&D to increase our penetration among the motorhome OEMs and build market share."

Spartan said it received a strong reception for new products and service initiatives introduced at the December 2002 Recreational Vehicle Industry Association (RVIA) trade show. Spartan premiered several new custom motorhome chassis, including its innovative mid-engine chassis, the Me2, as well as a variety of new sales tools and training for motorhome dealers. Following RVIA, Spartan helped introduce to the consumer market the new Travel Supreme coach featuring the Me2 chassis, garnering coverage on CNNfn, CNBC, Financial Times, USA Today and other print and broadcast media around the country.

Spartan said sales of its fire truck chassis were lower than last year's fourth quarter. The Company said its launch of the new Gladiator Evolution, which was designed to meet new engine emission standards, ramped up slowly to ensure quality and delivery requirements were met. Spartan said strong 2002 orders of its entire line of fire truck chassis will contribute to sales over the first few quarters of 2003.

Emergency Vehicle Team (EVTeam)
Spartan reported sales also decreased at its EVTeam unit, which makes fire trucks, ambulances and other emergency vehicles. The EVTeam reported improved gross margin versus last year's fourth quarter, reflecting improved productivity and increased focus on reducing waste. Spartan said the EVTeam also increased its investment in new product development in the quarter.

Spartan Profit And Return (SPAR)
The Company generated $15.9 million in cash flow from continuing operations in the 2002 year, reflecting improved execution of the Company's Spartan Profit and Return (SPAR) economic value-added financial model. Spartan said it consistently improved production lead times and inventory-management efforts throughout 2002, noting that year-end inventory was higher than at the end of the third quarter due primarily to strategic purchasing of necessary components at year-end. Spartan Motors said its cash conversion cycle improved 18.5 percent over 2001, despite higher sales levels. On a consolidated basis, Spartan posted a return on invested capital of 15.4 percent in the 2002 fourth quarter and 20.1 percent in the 2002 year.

"Everyone at Spartan Motors is learning to use SPAR as an important tool to help improve cash flow, reduce working capital and increase profitability," said Jim Knapp, chief financial officer. "Additionally, we have enhanced our capabilities in the areas of market and business analysis. These new resources are allowing Spartan Motors to react quickly to changes in the market and target areas of the business for increased investment and, as appropriate, decreased expense. As conditions change in our core markets, we will be very aggressive at managing operating expenses throughout 2003."

Spartan Motors reported consolidated backlog was $75.3 million as of Dec. 31, 2002, comparable to the backlog levels at the end of 2001. Spartan said the number of units in backlog decreased 16.6 percent, reflecting the trend toward higher-margin units that feature more content and benefits.

"Overall, we are pleased with our current backlog, considering the state of the economy in general," Sztykiel said. "Numerous companies have reported lower backlogs at this time when compared to last year. Our efforts to differentiate ourselves in this area are bearing fruit."

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Sztykiel concluded: "We are approaching 2003 cautiously, but with confidence. While the markets we serve are experiencing some short-term change, we have positioned Spartan Motors to react to change and to react from a position of strength. We will continue to invest in innovation, marketing and customer service in order to increase our market share - not by buying it, but by taking market share. Our drive is to increase sales by out-executing the competition - without ever losing our focus on delivering a great customer experience, quality products and bottom-line profitability."

About Spartan Motors
Spartan Motors, Inc. (www.spartanmotors.com) is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks, ambulances and other specialty vehicles. The Company also owns fire and rescue vehicle manufacturers Crimson Fire, Inc. and Road Rescue, Inc.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" by the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects" or "believes" that a particular result may occur, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Income Statements Three Months Ended December 31, 2002 and 2001

	December 31, 2002		December 31, 2001
	$-000-%		$-000-%

Sales	63,428		53,282
Cost of Sales	52,701		44,005

Gross Profit	10,727	16.9	9,277	17.4

Operating Expenses:
Research and Development	1,747	2.8	1,534	2.9
Selling, General and Administrative	5,799	9.1	5,527	10.3
Total Operating Expenses	7,546	11.9	7,061	13.2

Operating Income	3,181	5.0	2,216	4.2

Other Income (Expense):
Interest Expense	(47)	(0.1)	(172)	(0.3)
Interest and Other Income	99	0.2	172	0.3
Total Other Income (Expense)	52	0.1	-	0.0

Earnings before Equity Investment and Taxes	3,233	5.1	2,216	4.2

Taxes	1,012	1.6	522	1.0

Net Earnings from Continuing Ops.	2,221	3.5	1,694	3.2

Discontinued Operations:
Gain (Loss) on Closure-Carpenter	-	0.0	116	0.2

Net Earnings	2,221	3.5	1,810	3.4

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	0.18		0.16
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	-		0.01
Basic Net Earnings per Share	0.18		0.17

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.18		0.16
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	-		0.01
Diluted Net Earnings per Share	0.18		0.17

Basic Weighted Average Common Shares Outstanding	12,013		10,624

Diluted Weighted Average Common Shares Outstanding	12,505		10,752

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Income Statements Year Ended December 31, 2002 and 2001

	December 31, 2002		December 31, 2001
	$-000-%		$-000-%

Sales	259,527		226,263
Cost of Sales	213,530		189,478

Gross Profit	45,997	17.7	36,785	16.3

Operating Expenses:
Research and Development	7,152	2.8	6,210	2.7
Selling, General and Administrative	21,531	8.2	19,637	8.8
Total Operating Expenses	28,683	11.0	25,847	11.5

Operating Income	17,314	6.7	10,938	4.8

Other Income (Expense):
Interest Expense	(348)	(0.1)	(1,375)	(0.6)
Interest and Other Income	438	0.1	337	0.2
Total Other Income (Expense)	90	0.0	(1,038)	(0.4)

Earnings before Equity Investment and Taxes	17,404	6.7	9,900	4.4

Taxes	5,969	2.3	3,885	1.7

Net Earnings from Continuing Ops.	11,435	4.4	6,015	2.7

Discontinued Operations:
Gain (Loss) on Closure-Carpenter	270	0.1	116	0.0

Net Earnings	11,705	4.5	6,131	2.7

Basic Net Earnings per Share:
Net Earnings from Continuing Operations	1.00		0.57
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	0.02		0.01
Basic Net Earnings per Share	1.02		0.58

Diluted Net Earnings per Share:
Net Earnings from Continuing Operations	0.95		0.57
Gain from Discontinued Operations:
Gain on Disposal of Carpenter	0.02		0.01
Diluted Net Earnings per Share	0.97		0.58

Basic Weighted Average Common Shares Outstanding	11,525		10,561

Diluted Weighted Average Common Shares Outstanding	12,013		10,616

Spartan Motors, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	December 31, 2002 $-000	December 31, 2001 $-000

ASSETS
Current assets:
Cash and cash equivalents	$8,082	$4,193
Accounts receivable, net	28,823	25,775
Inventories	25,205	23,588
Other current assets	4,751	5,396
Current assets of discontinued operations	307	1,538
Total current assets	67,168	60,490

Property, plant and equipment, net	15,155	11,288
Goodwill, net	4,543	4,543
Other assets	1,446	1,291

Total assets	$88,312	$77,612

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,940	$13,850
Other current liabilities and accrued expenses	2,202	2,232
Accrued warranty	2,768	3,510
Taxes on income	1,412	1,241
Accrued vacation, compensation and related taxes	5,449	2,859
Deposits from customers	4,098	3,807
Current portion of long-term debt	-	2,005
Current liabilities of discontinued operations	9	1,796
Total current liabilities	31,878	31,300

Long-term debt, less current portion	-	9,400

Shareholders' equity:
Preferred stock	-	-
Common stock	120	107
Additional paid in capital	30,776	21,134
Retained earnings	25,538	15,671
Total shareholders' equity	56,434	36,912

Total liabilities and shareholders' equity	$88,312	$77,612